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                                                                      EXHIBIT 21
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                                 Subsidiaries of
                           Lexmark International, Inc.



1.       Lexmark International, Inc.
         State of Incorporation - Delaware

2.       Lexmark International Technology S.A.
         Country of Incorporation - Switzerland